EXHIBIT INDEX

8.1 (a) Copy of Amendment dated November 26, 2001 to Participation Agreement between American Centurion Life Assurance Company and Credit Suisse Warburg Pincus Trust, Asset Management Securities, Inc., and Credit Suisse Asset Management, Inc. dated October 7, 1996.

8.4 (a)  Copy of Amendment dated November 28, 2001 to Participation Agreement
         by  and  among  INVESCO  Variable   Investment  Funds,  Inc.,  INVESCO
         Distributors, Inc. and American Centurion Life Assurance Company dated December 4, 1996.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.      Consent of Independent Auditors.